Exhibit 3.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

Beyond Meat, Inc.

WARRANT AGREEMENT

Dated as of May 7, 2025

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Exhibits

Exhibit A: Form of Warrant Certificate	A-1

Exhibit B: Form of Restricted Security Legend	B-1

Exhibit C: Form of Transfer Restriction Legend	C-1

Exhibit D: Initial Company Wire Instructions	D-1

Exhibit E: Registration Rights	E-1

Schedules

Schedule A: Initial Holder of the Warrants	SA-1

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WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of May 7, 2025 (the “Effective Date”), among Beyond Meat, Inc., a Delaware corporation, as issuer (the “Company”), and the other signatories to this Warrant Agreement (as defined below), as the initial Holder (as defined in this Warrant Agreement).

Each party to this Warrant Agreement (as defined below) agrees as follows.

Section 1. DEFINITIONS.

“Affiliate” has the meaning set forth in Rule 144.

“Aggregate Strike Price” means, with respect to the Exercise of any Warrant, an amount equal to the product of (a) the number of Underlying Shares of such Warrant that are being so Exercised; and (b) the Strike Price on the Exercise Date for such Exercise; provided, however, that the Aggregate Strike Price will be subject to Section 5(g).

“Authorized Denomination” means, with respect to a Warrant, either (a) such Warrant in its entirety, representing all of the Underlying Shares thereof; or (b) any portion of such Warrant that represents a whole number of the Underlying Shares thereof.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any electronic book entry maintained by the Company in the Register that represents one (1) Warrant.

“Certificate of Incorporation” means the Company’s amended and restated Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 5(g).

“Common Stock Change Event” has the meaning set forth in Section 5(g)(i).

“Company” means Beyond Meat, Inc., a Delaware corporation.

“Degressive Issuance” has the meaning set forth in Section 5(d)(i)(6).

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by (or at the direction of) the Company or any of its Affiliates for such shares, expressed as an amount per share of Common Stock; and

(b) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i) numerator is equal to the sum, without duplication, of (x) the value of the aggregate consideration (whether the consideration consists of cash and/or consideration consisting of property other than cash) received by (or at the direction of) the Company or any of its Affiliates for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration (whether the consideration consists of cash and/or consideration consisting of property other than cash), if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(ii) denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w) for purposes of clauses (a) and (b)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company or any of its Affiliates in connection with such issuance or sale (excluding any other fees or expenses incurred by the Company or any of its Affiliates) will be added to the aggregate consideration referred to in such clause;

(x) for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 5(d)(i)(6) and without affecting any prior adjustments theretofore made to the Strike Price, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (b) above, the termination, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof); provided that the “value” of any consideration for the issuance of shares or Equity Linked-Securities exchanged for the Existing Notes (as defined in the Loan Agreement) will, solely for purposes of this definition of “Effective Price” in connection with such exchange, be deemed to be the greater of (i) $150 for every $1,000 principal amount of such Existing Notes exchanged and (ii) the market price of such Existing Notes exchanged calculated based on the closing sale price per note as displayed on Bloomberg (or, if no closing sale price is reported, the average of the last bid price and the last ask price per note or, if more than one in either case, the average of the average last bid prices and the average last ask prices per note) of the Existing Notes on such Trading Day.

“Equity-Linked Securities” means any rights, obligations, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exempt Issuance” means (a) the Company’s issuance of any securities as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity (other than the Company or its Affiliates) in a strategic transaction; (b) the Company’s issuance or grant of shares of Common Stock or options to purchase shares of Common Stock, or other equity-based awards (including restricted stock units), to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Company or any of its Subsidiaries pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or plans that exist as of the Effective Date, including without limitation the Company’s existing management incentive plan and any management incentive plan subsequently approved and entered into by the Company; (c) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Effective Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as set forth in the agreements or instruments governing such securities as in effect on the Effective Date and without giving effect to any amendments to such agreements or instruments made after the Effective Date ; (d) rights issued pursuant to a stockholder rights plan, provided that the issuance of any securities upon exercise of any such rights will be deemed to be an issuance for purposes of Section 5(d)(i)(6); (e) the Company’s issuance of the Initial Warrants and any Additional Warrants that are contemplated by the Loan Agreement and any shares of Common Stock upon Exercise of the Initial Warrants or any Additional Warrants that are contemplated by the Loan Agreement; and (f) any issuance (other than any issuance of shares or Equity-Linked Securities in exchange for Existing Notes) by the Company of securities in an offering that is a “public offering” as such term is used in Nasdaq Rule 5635 (or any successor rule thereto, including without limitation, the corresponding rules of the New York Stock Exchange, if the New York Stock Exchange is the securities exchange on which the Company’s Common Stock is then listed) or at a price that is equal to or greater than the “Minimum Price” as defined in Nasdaq Rule 5635(d) (or any successor rule thereto, including without limitation, the corresponding rules of the New York Stock Exchange if the New York Stock Exchange is the securities exchange on which the Company’s Common Stock is then listed) and as determined in accordance with the related rules, guidance and interpretations of Nasdaq or such other exchange. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

“Exercise” has the meaning set forth in Section 5(a)(i). The terms “Exercised” and “Exercisable” will have a meaning correlative to the foregoing.

“Exercise Consideration” means, with respect to the Exercise of any Warrant, the type and amount of consideration payable to settle such Exercise, determined in accordance with Section 5.

“Exercise Date” means, with respect to the Exercise of any Warrant, the first Business Day on which the requirements set forth in Section 5(b)(i) for such Exercise are satisfied.

“Exercise Notice” means a notice substantially in the form of the “Exercise Notice” set forth in Exhibit A.

“Exercise Period” means the period from, and including, the Initial Issue Date to, and including, the Exercise Period Expiration Date.

“Exercise Period Expiration Date” means the fifth anniversary of the Initial Issue Date.

“Exercise Share” means any share of Common Stock issued or issuable upon Exercise of any Warrant.

“Expiration Date” has the meaning set forth in Section 5(d)(i)(5).

“Expiration Time” has the meaning set forth in Section 5(d)(i)(5).

“Holder” means a person in whose name any Warrant is registered on the Company’s books.

“Initial Issue Date” means the date on which Warrants are first issued hereunder, which is expected to be the initial Funding Date (as defined in the Loan Agreement) of any Loan pursuant to the Loan Agreement.

“Initial Warrants” has the meaning set forth in Section 3(a).

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects.

“Loan” means, with respect to any Holder, the outstanding Loan (as defined in the Loan Agreement) made by such Holder pursuant to the Loan Agreement.

“Loan Agreement” means that certain Loan and Security Agreement, dated as of May 7, 2025, among the Company, the guarantors party thereto and the initial Holder.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Market Price” means, with respect to any Trading Day, the closing sale price per share (or, if no closing sale price is reported on such Trading Day, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the “Market Price” will be the last quoted bid price per share of the Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the “Market Price” will be the average of the mid-point of the last bid price and the last ask price per share of the Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Warrant Agreement.

“Permitted Transferee” means any U.S. persons.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the holders of Common Stock that are entitled to such dividend, distribution or issuance.

“Reference Property” has the meaning set forth in Section 5(g)(i).

“Reference Property Unit” has the meaning set forth in Section 5(g)(i).

“Register” has the meaning set forth in Section 3(e).

“Registrable Securities” shall mean (a) the shares of Common Stock held by a Holder upon exercise of the Warrants and any Additional Warrants and (b) any common equity securities issuable or issued or distributed in respect of the Common Stock identified in clause (a) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. For purposes of this Agreement (including Exhibit E hereto), (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the U.S. Securities and Exchange Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement and/or they otherwise cease to be outstanding and (ii) the Registrable Securities of a Holder shall cease to be Registrable Securities at any time when such Registrable Securities may be distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act without limitation thereunder on volume or manner of sale or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration Statement” means a Shelf Registration Statement, as the case may be.

“Restricted Security Legend” means a legend substantially in the form set forth in Exhibit B.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at any applicable time.

“Security” means any Warrant or Exercise Share.

“Side Letter” means that certain letter agreement, dated May 7, 2025, between Ahimsa Foundation and the Company in connection with Ahimsa Foundation’s classification as a tax-exempt charity under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

“Specified Courts” has the meaning set forth in Section 8(d).

“Spin-Off” has the meaning set forth in Section 5(d)(i)(3)(B).

“Spin-Off Valuation Period” has the meaning set forth in Section 5(d)(i)(3)(B).

“Strike Price” as to the Warrants issued on the initial Funding Date (as defined in the Loan Agreement) means the price per share of Common Stock that is equal to 115% of the average of the daily volume-weighted average prices of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BYND <EQUITY> AQR” (start time: 9:30 a.m. ET; end time: 4:00 p.m. ET) on each Trading Day during the thirty (30) calendar-day period beginning May 8, 2025, subject to a minimum initial Strike Price of $2.00 and a maximum Strike Price of $3.75; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(d) and 5(e) and any such adjustments may exceed (and shall not be restricted by) the minimum or maximum Strike Price specified in this definition. Thereafter, as to the Warrants issued on any Funding Date after the date of the initial Funding Date means the then-applicable Strike Price (determined subject to any adjustment pursuant to Sections 5(d) and 5(e)). For the avoidance of doubt, all Warrants, regardless of the issue date, will have the same Strike Price as of any particular date immediately after the Close of Business on such date. Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 5(g)(iii).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5(d)(i)(5).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

“Transfer Restriction Legend” means a legend substantially in the form set forth in Exhibit C.

“Underlying Shares” initially means, with respect to any Warrant, that number of shares of Common Stock identified as the initial number of “Underlying Shares” in the Certificate representing such Warrant; provided, however, that (a) the number of Underlying Shares of each Warrant will be subject to adjustment pursuant to Sections 5(d) and 5(e); and (b) upon the Exercise of any Warrant (or any portion thereof representing less than all of the Underlying Shares thereof), the number of Underlying Shares of such Warrant will be reduced, effective as of the time such Warrant (or such portion thereof) ceases to be outstanding pursuant to Section 3(k), by the number of Underlying Shares so Exercised.

“Warrant” means each warrant issued by the Company pursuant to, and having the terms, and conferring to the Holders thereof the rights, set forth in, this Warrant Agreement. Subject to the terms of this Warrant Agreement, each Warrant will be Exercisable at the Strike Price for a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant.

“Warrant Agreement” means this Warrant Agreement, as amended or supplemented from time to time.

“Weighted Average Issuance Price” has the meaning set forth in Section 5(d)(i)(6).

Section 2. RULES OF CONSTRUCTION. For purposes of this Warrant Agreement:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g) “herein,” “hereof” and other words of similar import refer to this Warrant Agreement as a whole and not to any particular Section or other subdivision of this Warrant Agreement, unless the context requires otherwise;

(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i) the exhibits, schedules and other attachments to this Warrant Agreement are deemed to form part of this Warrant Agreement.

Section 3. THE WARRANTS.

(a) Original Issuance of Warrants; Additional Warrants. On the Initial Issue Date, there will be originally issued Warrants to purchase a number of Underlying Shares calculated in the same manner as set forth in Section 2.2(f) of the Loan Agreement, which Warrants will be initially registered in the names of the Holders set forth in Schedule A. Warrants issued pursuant to this Section 3(a), and any Warrants issued in exchange therefor or in substitution thereof, are referred to in this Warrant Agreement as the “Initial Warrants.” The Company may, subject to the provisions of this Warrant Agreement, including without limitation pursuant to the terms of the Loan Agreement, issue additional warrants (“Additional Warrants”) with the same terms as the Initial Warrants in accordance with the provisions of Section 3(c), which Additional Warrants will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other, Warrants issued under this Warrant Agreement. All Warrants issued pursuant to this Warrant Agreement will be equally and ratably entitled to the benefits of this Warrant Agreement, without preference or priority.

(b) Form, Dating and Denominations.

(i) Form and Date of Certificates Representing Warrants. Each book entry Certificate representing any Warrant will be deemed to (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(f), if any, and may bear notations, legends or endorsements required by law, stock exchange rule or usage; and (3) be dated as of the date it is issued by the Company pursuant to the registration of the electronic book entry representing such Certificate in the name of the applicable Holder.

(ii) Electronic Certificates. Each Warrant will be originally issued initially in the form of one or more Certificates in the form of an electronic book entry.

(iii) Electronic Certificates; Interpretation. For purposes of this Warrant Agreement, (1) each Certificate will be deemed to include the text of the form of Certificate set forth in Exhibit A; (2) any legend, registration number or other notation that is required to be included on a Certificate will be deemed to be affixed to any Certificate notwithstanding that such Certificate may be in a form that does not permit affixing legends thereto (and references herein to such Certificates “bearing” a legend or similar terms will be deemed to be satisfied by this clause (2)); (3) any reference in this Warrant Agreement to the “delivery” of any Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, in each case for the issuance of Warrants in the form of one or more Certificates, such Certificates will be deemed to be executed by the Company.

(iv) No Bearer Certificates. The Warrants will be issued only in registered form.

(v) Registration Numbers. Each Certificate representing any Warrant will be deemed to bear a unique registration number that is not affixed to any other Certificate representing any other outstanding Warrant.

(c) Additional Warrants. At each Funding Date under the Loan Agreement, the Company shall deliver Additional Warrants under this Agreement to the Holder for a number of Underlying Shares calculated in the same manner as set forth in Section 2.2(f) of the Loan Agreement, which Additional Warrants will be initially registered in the names of the Holders set forth in Schedule A. Except where the context requires otherwise, references in this Agreement to the Warrants shall also include any Additional Warrants delivered pursuant to this Section 3(c).

(d) Method of Payment. The Company will pay all cash amounts due on any Warrant of any Holder by check mailed to the address of such Holder set forth in the Register; provided, however, that the Company will instead pay such cash amounts by wire transfer of immediately available funds to the account of such Holder within the United States specified in a written request of such Holder delivered to the Company no later than the Close of Business on the date that is ten (10) Business Days immediately before the date such payment is due (or specified in the related Exercise Notice, if applicable).

(e) Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of Warrants (and the respective numbers of Underlying Shares thereof) held by each Holder and the transfer, exchange and Exercise of the Warrants. Absent manifest error, the entries in the Register will be conclusive and the Company may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(f) Legends.

(i) Legends. Each Certificate representing any Warrant that is a Transfer-Restricted Security will bear the Restricted Security Legend. Each Certificate representing any Warrant will bear the Transfer Restriction Legend.

(ii) Other Legends on Certificates. The Certificate representing any Warrant may bear any other legend or text, not inconsistent with this Warrant Agreement, as may be required by applicable law, by the rules of any applicable depositary for such Warrant or by any securities exchange or automated quotation system on which such Warrant is traded or quoted.

(iii) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Warrant represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv) Legends on Exercise Shares.

(1) Each Exercise Share will bear a legend substantially to the same effect as the Restricted Security Legend if the Warrant upon the Exercise of which such Exercise Share was issued was (or would have been had it not been Exercised) a Transfer-Restricted Security at the time such Exercise Share was issued; provided, however, that such Exercise Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Exercise Share need not bear such a legend.

(2) Notwithstanding anything to the contrary in Section 3(f)(iv)(1), an Exercise Share need not bear a legend pursuant to Section 3(f)(iv)(1) if such Exercise Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including, if applicable, the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(3) If a Holder of any Warrant that is a Transfer-Restricted Security, or that is represented by a Certificate that bears a Restricted Security Legend, requests to:

(A) remove such Restricted Security Legend; or

(B) register the transfer of such Warrant to the name of another Person,

then the Company may refuse to effect such removal or transfer, as applicable, unless there is delivered to the Company such certificates or other documentation or evidence as the Company may reasonably require to determine that such removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws; provided, however, that (A) no such certificates, documentation or evidence need be so delivered on and after the date that is one (1) year after the date of the issuance of such Warrant unless the Company determines, in its reasonable discretion, that such Warrant is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.

(g) Transfer of Warrants. Notwithstanding anything to the contrary in this Warrant Agreement, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be considered unreasonable to condition such consent on the transferee providing an Internal Revenue Service Form W-9 or W-8 showing eligibility for a complete exemption from U.S. withholding tax on dividends), no Warrant, or any beneficial interest therein, will be transferred, pledged or otherwise disposed of to any Person that is not a Permitted Transferee. For the avoidance of doubt, this Section 3(g) shall not apply to or limit any sale, transfer, pledge or other disposition of any Exercise Share or any interest therein. Any purported transfer, pledge or other disposition in violation of this Section 3(g) will be void and without any force or effect. Subject to the foregoing and to the transfer conditions referred to in the Restricted Security Legend (if applicable), in connection with the sale or transfer of any Loan, each Warrant and all rights thereunder will be transferable, in whole or in part, by the Holder of such Warrant without charge to such Holder, upon surrender of such Warrant to the Company at its principal executive offices with a properly completed and duly executed assignment instrument in a form reasonably acceptable to the Company, together with funds sufficient to pay any transfer or similar taxes in connection with such transfer. Each Certificate representing any Warrant that is issued upon transfer of, or in exchange for, another Warrant will bear each legend, if any, required by Section 3(f). Before registering any sale or transfer in accordance with this Section 3(g), the Company may require the delivery of an Internal Revenue Service Form W-9 or, in the alternative (and only in the event that the Company has consented to the transfer or assignment of the applicable Warrant to such transferee that is a non-U.S. person for U.S. federal income tax purposes), the applicable Internal Revenue Service Form W-8 (together with any appropriate attachments), as applicable, from the transferee as well as such certificates or other documentation or evidence as it may reasonably require in order to determine that the proposed sale or transfer is being made in compliance with the Securities Act and applicable state securities laws. Any transferee that is a non-U.S. person shall, upon becoming a Holder hereunder, notify the Company regarding the applicable U.S. withholding tax on payments to it of dividends or constructive dividends.

(h) Exchange and Cancellation of Exercised Warrants.

(i) Cancellation. The Company may, from time to time, cancel Warrants pursuant to the terms of the Loan Agreement and the Side Letter and the Holder agrees to promptly surrender any such Warrants for cancellation, whereupon the Company will promptly cause the cancellation of all Warrants so surrendered to it.

(ii) Cancellation of Warrants that Are Exercised. If the Underlying Shares of a Holder’s Warrant represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) are Exercised pursuant to Section 5, then, promptly after the later of the time such Warrant (or the portion thereof representing the Underlying Shares so Exercised) is deemed to cease to be outstanding pursuant to Section 3(k) and the time such old Certificate is surrendered for such Exercise, (1) such old Certificate will be cancelled; and (2) in the case of a partial Exercise, the Company will issue, execute and deliver to such Holder one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Certificate that are not to be so Exercised; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i) Registration Rights. Each of the Holders will have the registration and other rights specified on Exhibit E to this Agreement, subject to the obligations and other terms thereof.

(ii) Rule 144 Compliance. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, at all times after the date of this Agreement, the Company agrees to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(2) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(3) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Securities without registration.

(iii) Rule 144A Information. If at any time the Company is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will provide, upon the written request of any holder of Registrable Securities in written form (as promptly as practicable and in any event within 15 Business Days), to any prospective buyer of the securities designated by the Holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the SEC under the Securities Act.

(j) Registered Holders. Only the Holder of any Warrant(s) will have rights under this Warrant Agreement as the owner of such Warrant(s).

(k) Outstanding Warrants.

(i) Generally. The Warrants that are outstanding at any time will be deemed to be those Warrants that, at such time, have been deemed to have been duly executed by the Company pursuant to the terms hereof by the registration of the electronic book entry representing such Certificate in the name of the applicable Holder, excluding those Warrants (or any portions of any Warrants representing less than all of the initial number of Underlying Shares thereof) that have theretofore been (1) cancelled by the Company; (2) paid or settled in full upon their Exercise in accordance with this Warrant Agreement; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (iii) or (iv) of this Section 3(k).

(ii) [Reserved].

(iii) Exercised Warrants. If any Warrant(s) (or any portions of any Warrant(s) representing less than all of the Underlying Shares thereof) are Exercised, then, at the Close of Business on the Exercise Date for such Exercise (unless there occurs a default in the delivery of the Exercise Consideration due pursuant to Section 5 upon such Exercise): (1) such Warrant(s) (or such portions thereof) will be deemed to cease to be outstanding; and (2) the rights of the Holder(s) of such Warrant(s) (or such portions thereof), as such, will terminate with respect to such Warrant(s) (or such portions thereof), other than the right to receive such Exercise Consideration as provided in Section 5.

(iv) Warrants Remaining Unexercised as of the Exercise Period Expiration Date. If any Warrant(s) are otherwise outstanding and remain unexercised as of the Close of Business on the Exercise Period Expiration Date, then such Warrant(s) will cease to be outstanding as of immediately after the Close of Business on the Exercise Period Expiration Date.

Section 4. NO RIGHT OF REDEMPTION BY THE COMPANY.

The Company does not have the right to redeem the Warrants at its election.

Section 5. EXERCISE OF WARRANTS.

(a) Exercise at the Option of the Holders.

(i) Exercise Right; When Warrants May Be Submitted for Exercise. Subject to Section 5(b)(i)(3), Holders will have the right to submit all, or any Authorized Denomination, of their Warrants for exercise (an “Exercise”) at any time during the Exercise Period; provided, however, that, notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to Exercise any Warrant other than in an Authorized Denomination thereof.

(b) Exercise Procedures.

(i) Requirements for Holders to Exercise Their Exercise Right.

(1) Generally. To Exercise any Warrant represented by a Certificate, the Holder of such Warrant must (w) complete, manually sign and deliver to the Company an Exercise Notice (at which time such Exercise will become irrevocable); (x) furnish any endorsements and transfer documents that the Company may require; (y) pay the Aggregate Strike Price for such Exercise in accordance with Section 5(b)(i)(2) and (z) if applicable, pay any documentary or other taxes pursuant to Section 6(d).

(2) Payment of Strike Price. The Holder of an Exercised Warrant will pay the Aggregate Strike Price for such Exercise to the Company in cash by Federal Funds wire transfer of immediately available funds to the account of the Company set forth in Exhibit D hereto (or such other account in the United States as the Company may hereafter provide to such Holder pursuant to Section 8(a)). Such payment will be deemed to have been made on the date such Aggregate Strike Price is actually received by the Company.

(3) Exercise Permitted only During Business Hours. Warrants may be surrendered for Exercise only after the Open of Business and before the Close of Business on a day that is a Business Day that occurs during the Exercise Period.

(ii) When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Exercise. The Person in whose name any share of Common Stock is issuable upon Exercise of any Warrant will be deemed to become the holder of record of such share as of the Close of Business on the Exercise Date for such Exercise.

(c) Settlement Upon Exercise.

(i) Exercise Consideration. Subject to Section 5(c)(ii), Section 5(g) and Section 7(b), the consideration due upon settlement of the Exercise of each Warrant will consist of a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant that are being so Exercised.

(ii) Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 7(b), in lieu of delivering any fractional share of Common Stock otherwise due upon Exercise of any Warrant, the Company will pay cash based on the Last Reported Sale Price per share of Common Stock on the Exercise Date for such Exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).

(iii) Delivery of Exercise Consideration. Except as provided in Sections 5(d)(i)(3)(B), 5(d)(i)(5) and 5(g)(i)(C), the Company will pay or deliver, as applicable, the Exercise Consideration due upon Exercise of any Warrant on or before the second (2nd) Business Day immediately after the Exercise Date for such Exercise.

(d) Strike Price and Number of Underlying Shares Adjustments.

(i) Events Requiring an Adjustment to the Strike Price and the Number of Underlying Shares. Each of the Strike Price and the number of Underlying Shares of each Warrant will be adjusted from time to time as follows:

(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =

the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

SP1 =	the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0 =

the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5(d)(i)(1) is declared or announced, but not so paid or made, then each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than (x) rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 5(d)(i)(3)(A) will apply or (y) pursuant to a Degressive Issuance for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(6)) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =	the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1 =	the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

OS =	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

Y =

a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

To the extent such rights, options or warrants are not so distributed, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 5(d)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors acting in good faith.

(3) Spin-Offs and Other Distributed Property.

(A) Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(I) any distribution pursuant to a Degressive Issuance for which an adjustment to the Strike Price is required (or would be required without regard to Section 5(d)(iii)) pursuant to Section 5(d)(i)(6);

(II) dividends, distributions, rights, options or warrants for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(1) or 5(d)(i)(2);

(III) dividends or distributions paid exclusively in cash for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(4);

(IV) rights issued or otherwise distributed pursuant to a stockholder rights plan;

(V) Spin-Offs for which an adjustment to the Strike Price is required pursuant to Section 5(d)(i)(3)(B);

(VI) a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5(d)(i)(5) will apply; and

(VII) a distribution solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply,

then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =	the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1 =	the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

P =	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV =

the fair market value (as determined in good faith by Board of Directors, in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than P, then, in lieu of the foregoing adjustment to the Strike Price (and the corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)), each Holder will receive, for each Warrant held by such Holder on the Record Date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant as of on such Record Date.

To the extent such distribution is not so paid or made, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the distribution, if any, actually made or paid.

(B) Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5(g) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5(d)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =	the Strike Price in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

SP1 =	the Strike Price in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

P =	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period; and

FMV =

the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.

Notwithstanding anything to the contrary in this Section 5(d)(i)(3)(B), if any Warrant is Exercised and the Exercise Date for such Exercise occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Exercise Consideration for such Exercise, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Exercise Date.

To the extent any dividend or distribution of the type described in this Section 5(d)(i)(3)(B) is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =	the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP1 =	the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

P =	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D =	the cash amount distributed per share of Common Stock in such dividend or distribution.

provided, however, that, if D is equal to or greater than P, then, in lieu of the foregoing adjustment to the Strike Price (and the corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)), each Holder will receive, for each Warrant held by such Holder on the Record Date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant as of such Record Date. To the extent such dividend or distribution is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment or gives consideration in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors in good faith in a commercially reasonable manner) of the cash or other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(7)):

where:

SP0 =	the Strike Price in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

SP1 =	the Strike Price in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

P =

the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 =

the number of shares of Common Stock outstanding immediately before the time (the “Expiration Time”) such tender or exchange offer expires (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC =

the aggregate value (determined as of the Expiration Time in good faith by the Board of Directors) of all cash and other consideration paid or exchanged for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Strike Price will in no event be adjusted up pursuant to this Section 5(d)(i)(5), and the number of Underlying Shares of the Warrants will in no event be adjusted down in the corresponding adjustment pursuant to Section 5(d)(i)(7), in each case except to the extent provided in the last paragraph of this Section 5(d)(i)(5).

Notwithstanding anything to the contrary in this Section 5(d)(i)(5), if any Warrant is Exercised and the Exercise Date for such Exercise occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Exercise Consideration for such Exercise, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such Exercise Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(6) Degressive Issuances. If, on or after the Initial Issue Date, the Company or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Market Price as of the date of the issuance or sale of such shares or Equity-Linked Securities if such date is a Trading Day, and otherwise the last Trading Day preceding such date (such an issuance, sale, exchange or disposition for value, a “Degressive Issuance”), then, effective as of the Close of Business on the date of the issuance of such shares or Equity-Linked Securities, the Strike Price shall be decreased by an amount equal to the Weighted Average Issuance Adjustment. For these purposes, the “Weighted Average Issuance Adjustment” will be equal to:

where:

MP =	the Market Price as of the date of the issuance or sale of such shares or Equity-Linked Securities if such date is a Trading Day, and otherwise the last Trading Day preceding such date;

OS =

the number of shares of Common Stock outstanding immediately before such Degressive Issuance, plus, without duplication, the maximum number of shares of Common Stock underlying all Equity-Linked Securities of the Company (other than the Equity-Linked Securities, if any, issued or sold in such Degressive Issuance) outstanding immediately before such Degressive Issuance;

EP =

the Effective Price per share of Common Stock in such Degressive Issuance; provided, however, that if such Degressive Issuance involves the issuance or sale of shares of Common Stock or Equity-Linked Securities at differing Effective Prices, then EP will be calculated as the weighted-average of such Effective Prices, with each such Effective Price being weighted by the number of shares of Common Stock issued or sold at such Effective Price in such Degressive Issuance or the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold at such Effective Price in such Degressive Issuance, as applicable; and

X =

the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance; and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance;

provided, however, that (A) the Strike Price will not be adjusted pursuant to this Section 5(d)(i)(6) as a result of an Exempt Issuance; (B) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities for which the Strike Price has been adjusted pursuant to this Section 5(d)(i)(6) will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 5(d)(i)(6) if the issuance of shares of Common Stock pursuant to the terms of such Equity-Linked Securities as set forth in the agreements or instruments governing such Equity-Linked Securities as in effect on their initial issuance date and without giving effect to any amendments to such agreements or instruments made after the initial issuance (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 5(d)(i)(6)); and (C) in no event will the Strike Price be (I) increased pursuant to this Section 5(d)(i)(6) or (II) decreased below $1.40 pursuant to this Section 5(d)(i)(6). For purposes of this Section 5(d)(i)(6), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Initial Issue Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Strike Price.

(7) Adjustment to the Number of Underlying Shares. If the Strike Price is adjusted pursuant to the formulas set forth in any of clauses (1) through (5) of this Section 5(d)(i) (excluding, for these purposes, a readjustment pursuant to the text following such formulas), then, effective as of the same time at which such adjustment to the Strike Price becomes effective, the number of Underlying Shares of each Warrant will be adjusted to an amount equal to the product of (A) the number of Underlying Shares of such Warrant in effect immediately before such adjustment to such number of Underlying Shares; and (B) the quotient obtained by dividing (x) the Strike Price in effect immediately before such adjustment to the Strike Price; and (y) the Strike Price in effect immediately after such adjustment to the Strike Price; provided, however, that the number of Underlying Shares of each Warrant will be subject to readjustment to the extent set forth in such clauses. For purposes of calculating the adjustment to the number of Underlying Shares of each Warrant pursuant to the preceding sentence, the amount set forth in clause (B)(y) of the preceding sentence will calculated without giving effect to any rounding pursuant to Section 5(d)(vii).

(ii) No Adjustments in Certain Cases.

(1) Where Holders Participate in the Transaction or Event Without Exercising. Notwithstanding anything to the contrary in Section 5(d)(i), the Company is not required to adjust the Strike Price or the number of Underlying Shares of any Warrant for a transaction or other event otherwise requiring an adjustment pursuant to Section 5(d)(i) (other than a stock split or combination of the type set forth in Section 5(d)(i)(1), a tender or exchange offer of the type set forth in Section 5(d)(i)(5) or a Degressive Issuance) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of the Warrants, in such transaction or event without having to Exercise such Holder’s Warrants and as if such Holder had owned, on the Record Date for such transaction or event, a number of shares of Common Stock equal to the aggregate number of Underlying Shares, as of such Record Date, of the Warrants held by such Holder on such Record Date.

(2) Certain Events. The Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant except pursuant to Section 5(d)(i). Without limiting the foregoing, the Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant on account of:

(A) an Exempt Issuance; or

(B) solely a change in the par value of the Common Stock.

(iii) Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Warrant Agreement, if:

(1) a Warrant is Exercised;

(2) the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Strike Price pursuant to Section 5(d)(i) (other than an adjustment pursuant to Section 5(d)(i)(6)) has occurred on or before the Exercise Date for such Exercise, but an adjustment to the Strike Price or the number of Underlying Shares of the Warrants for such event has not yet become effective as of such Exercise Date;

(3) the Exercise Consideration due upon such Exercise includes any whole shares of Common Stock; and

(4) such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise),

then, solely for purposes of such Exercise, the Company will, without duplication, give effect to such adjustment on such Exercise Date. In such case, if the date on which the Company is otherwise required to deliver the Exercise Consideration due upon such Exercise is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such Exercise until the second (2nd) Business Day after such first date.

(iv) Adjustments Where Exercising Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Warrant Agreement, if:

(1) an adjustment to the Strike Price or the number of Underlying Shares of the Warrants for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5(d)(i) (other than an adjustment pursuant to Section 5(d)(i)(6));

(2) a Warrant is Exercised;

(3) the Exercise Date for such Exercise occurs on or after such Ex-Dividend Date and on or before the related Record Date;

(4) the Exercise Consideration due upon such Exercise includes any whole shares of Common Stock based on a Strike Price or number of Underlying Shares that is adjusted for such dividend or distribution; and

(5) such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(b)(ii)),

then such adjustment will not be given effect for such Exercise and the shares of Common Stock issuable upon such Exercise based on such unadjusted Strike Price and unadjusted number of Underlying Shares will not be entitled to participate in such dividend or distribution, but there will be added, to the Exercise Consideration otherwise due upon such Exercise, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(v) [Reserved].

(vi) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 5(d)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vii) Rounding of Calculations. All calculations with respect to the Strike Price and adjustments thereto will be made to the nearest cent (with half of one cent rounded upwards), and all calculations with respect to the number of Underlying Shares of any Warrant and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(viii) Notice of Strike Price and Number of Underlying Shares Adjustments. Upon the effectiveness of any adjustment to the Strike Price or the number of Underlying Shares of the Warrants pursuant to Section 5(d)(i), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Strike Price in effect immediately after such adjustment; (3) a brief description of any corresponding adjustment to the number of Underlying Shares of each Warrant; and (4) the effective time of such adjustment.

(e) Voluntary Adjustments.

(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Strike Price by any amount, or increase the number of Underlying Shares of each outstanding Warrant by any amount, if (1) the Board of Directors determines that such decrease or increase, as applicable, is in the Company’s best interest or that such decrease or increase, as applicable, is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease or increase, as applicable, is in effect for a period of at least twenty (20) Business Days; and (3) such decrease or increase, as applicable, is irrevocable during such period.

(ii) Notice of Voluntary Adjustment. If the Board of Directors determines to decrease the Strike Price or increase the number of Underlying Shares of the Warrants pursuant to Section 5(e)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5(e)(i), the Company will send notice to each Holder of such decrease or increase, as applicable, quantifying the amount thereof and stating the period during which such decrease or increase, as applicable, will be in effect.

(f) Adjustments Effective Without Need to Amend Certificates. An adjustment to the number of Underlying Shares of any Warrant pursuant to Section 5(d) or 5(e) will be effective without the need to notate the same on, or otherwise amend, the Certificate representing such Warrant.

(g) Effect of Common Stock Change Event.

(i) Generally. If there occurs any:

(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Warrant Agreement,

(A) from and after the effective time of such Common Stock Change Event, (I) subject to clauses (B) and (C) below, the consideration due upon Exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units;

(B) if such Reference Property Unit includes, but does not consist entirely of, cash (it being understood, for the avoidance of doubt, that clause (C) below will apply instead of this clause (B) if such Reference Property Unit consists entirely of cash), then, from and after the effective time of such Common Stock Change Event, there will be deducted or removed, as applicable, from the Aggregate Strike Price otherwise payable to Exercise any Warrant pursuant to Section 5(b)(i), and from the cash that would otherwise be included in the Exercise Consideration due, pursuant to Section 5(c), to settle such Exercise, a cash amount equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; and (II) the lesser of (x) the Strike Price on the Exercise Date for such Exercise; and (y) the amount of cash included in such Reference Property Unit;

(C) if such Reference Property Unit consists entirely of cash, then (I) from and after the effective time of such Common Stock Change Event, no payment of the Aggregate Strike Price will be required to Exercise any Warrant; and (II) the Company will settle each Exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Common Stock Change Event by paying, on or before the second (2nd) Business Day immediately after such Exercise Date, cash in an amount equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised; and (II) the excess, if any, of (x) the amount of cash included in such Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that the amount set forth in this clause (II) will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); and

(D) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5(g).

(iii) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable (which supplemental instruments will, for the avoidance of doubt, not require the consent of any Holder) to (y) provide for subsequent adjustments to the Strike Price and the number of Underlying Shares of the Warrants pursuant to Section 5(d)(i) in a manner consistent with this Section 5(g); and (z) contain such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5(g)(i). If the Successor Person is not the Company, or the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then the Company will cause such Successor Person or Person, as applicable, to execute and deliver a joinder to this Warrant Agreement assuming the obligations of the Company under this Warrant Agreement, or the obligation to deliver such Reference Property upon Exercise of the Warrants, as applicable.

(iv) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the effective date of the Common Stock Change Event.

Section 6. CERTAIN PROVISIONS RELATING TO THE ISSUANCE OF COMMON STOCK.

(a) Equitable Adjustments to Prices. Whenever this Warrant Agreement requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate or an adjustment to the Strike Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Strike Price pursuant to Section 5(d)(i) that becomes effective, or any event requiring such an adjustment to the Strike Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b) Reservation of Shares of Common Stock. At all times when any Warrant is outstanding, the Company will reserve (out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes), for delivery upon Exercise of the Warrants, a number of shares of Common Stock that would be sufficient to settle the Exercise of all Warrant(s) then outstanding (assuming, for these purposes, that each such Warrant is settled by the delivery of a number of shares of Common Stock equal to the number of Underlying Shares of such Warrant, as such number of Underlying Shares may be adjusted pursuant to Section 5(d) and Section 5(e)). To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Warrant Agreement to deliver shares of Common Stock, each reference in this Warrant Agreement to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(c) Status of Shares of Common Stock; Covenant Regarding Par Value. Each share of Common Stock delivered upon Exercise of any Warrant of any Holder will be a newly issued or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. The Company will not engage in any transaction or take any action that would cause the Strike Price to be less than the par value per share of Common Stock.

(d) Taxes Upon Issuance of Common Stock. The Company will pay any issue or transfer tax or duty (except any applicable stamp duties) due on the issue of any shares of Common Stock upon Exercise of any Warrant of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Stock upon exercise hereof.

Section 7. CALCULATIONS.

(a) Responsibility; Schedule of Calculations. Except as otherwise provided in this Warrant Agreement, the Company will be responsible for making all calculations called for under this Warrant Agreement or the Warrants, including determinations of the Strike Price and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b) Calculations Aggregated for Each Holder. The composition of the Exercise Consideration due upon Exercise of any Warrant of any Holder will be computed based on the total number of Warrants of such Holder being Exercised with the same Exercise Date. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Section 8. MISCELLANEOUS.

(a) Notices.

(i) Notices to Holders. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by facsimile or by electronic transmission or other similar means of unsecured electronic communication to the facsimile or electronic address, as applicable, of such Holder shown on the Register, provided receipt of such facsimile or electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

(ii) Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided above in this Section 8(a) within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by this Section 8(a)).

(b) Withholding Taxes and Forms. Each Holder agrees that applicable withholding taxes (including backup withholding) may be withheld from payments and deemed payments on or with respect to this Warrant, and if any such withholding taxes (including backup withholding) are paid on behalf of the Holder, then those withholding taxes may be set off against payments of cash or the delivery of shares of Common Stock or other consideration, if any, in respect of this Warrant (or any payments on Common Stock) or sales proceeds received by, or other funds or assets of, the Holder. On the Initial Issue Date (or in the case of any transferee, the date such transferee becomes a Holder), and thereinafter upon reasonable request or as required under applicable law, the Holder shall deliver to the Company an Internal Revenue Service Form W-9 or, in the alternative (and only in the event that the Company has consented to the transfer or assignment of the Warrant to such Holder that is a non-U.S. person for U.S. federal income tax purposes), the applicable Internal Revenue Service Form W-8 (together with any appropriate attachments), as applicable, and, if required, such other tax forms reasonably requested by the Company or other applicable withholding agent to establish an exemption from United States withholding tax on payments and deliveries hereunder as well as an exemption from, or a reduction in the rate of, U.S. withholding that may apply to any dividend or constructive dividend (e.g., under Section 305(c) of the Internal Revenue Code of 1986, as amended). The Company may determine in its reasonable discretion the amount and the timing of any such constructive dividend.

(c) Governing Law; Waiver of Jury Trial. THIS WARRANT AGREEMENT AND THE WARRANTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS WARRANT AGREEMENT OR THE WARRANTS, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT AGREEMENT OR THE WARRANTS.

(d) Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Agreement or the transactions contemplated by this Warrant Agreement may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 8(a) will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Warrant Agreement or by its acceptance of any Warrant) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

(e) No Adverse Interpretation of Other Agreements. Neither this Warrant Agreement nor the Warrants may be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such other agreement may be used to interpret this Warrant Agreement or the Warrants.

(f) Successors; Benefits of Warrant Agreement. All agreements of the Company in this Warrant Agreement and the Warrants will bind its successors. Subject to the preceding sentence, this Warrant Agreement is for the sole benefit of the parties hereto and for the Holders, as such, from time to time, and nothing in this Warrant Agreement, or anything that may be implied from any provision of this Warrant Agreement, will confer on any other Person any right, claim or remedy.

(g) Severability. If any provision of this Warrant Agreement or the Warrants is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Warrant Agreement or the Warrants will not in any way be affected or impaired thereby.

(h) Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and sub-Sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part of this Warrant Agreement and will in no way modify or restrict any of the terms or provisions of this Warrant Agreement.

(i) Entire Agreement. This Warrant Agreement, including all Exhibits and Schedules hereto, together with the Loan Agreement and Side Letter, constitute the entire agreement of the Parties with respect to the specific subject matter covered hereby and thereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(j) Remedies. The Company agrees that, upon an actual or threatened breach by it of any of its obligations under this Warrant Agreement, the affected Holders would experience irreparable harm for which monetary damages would not be an adequate remedy and such Holders will be entitled to equitable relief in respect thereof, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, in each case, in addition to any other rights and remedies that may be available to such Holders. Nothing in this Warrant Agreement will preclude any rights or remedies that would be available to any Holder at law, in equity or otherwise, which rights or remedies will be in addition to, and not in substitution of, any rights or remedies of such Holder set forth in this Warrant Agreement.

(k) No Other Rights. The Warrants will confer no rights to the Holders thereof except as provided in this Warrant Agreement. For the avoidance of doubt, and without limiting the operation of Sections 5(d)(iv), 5(d)(ii)(1) and 5(b)(ii), and the provisos to Sections 5(d)(i)(3)(A) and 5(d)(i)(4), the Warrants will not confer to the Holders thereof any rights as stockholders of the Company.

(l) No Obligation to Purchase Securities of the Company. For the avoidance of doubt, except to the extent any Exercise Shares (or other Exercise Consideration consisting of any securities of the Company) is deliverable in connection with the due Exercise of any Warrant, nothing in this Warrant Agreement will impose on any Holder any obligation to purchase any securities of the Company.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Warrant Agreement have caused this Warrant Agreement to be duly executed as of the date first written above.

BEYOND MEAT, INC.

By:	/s/ Ethan Brown
Name: Ethan Brown
Title: President and Chief Executive Officer

UNPROCESSED FOODS, LLC

By:	/s/ Shaleen Shah
Name: Shaleen Shah
Title: President

Contact Information:

Address:	[***]

Cheyenne, WY 82001

Attention:	Shaleen Shah

Facsimile Number:

Email Address:	[***]

EXHIBIT A

FORM OF WARRANT

[Insert Restricted Security Legend, if applicable]

[Insert Transfer Restriction Legend, if applicable]

Beyond Meat, Inc.

Warrants

Certificate No. [___]

Beyond Meat, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] Warrants represented by this certificate (this “Certificate”). The initial number of Underlying Shares of the Warrant represented by this Certificate is [___] shares of Common Stock, which number is subject to adjustment as provided in the Warrant Agreement referred to below.

The terms of the Warrants are set forth in the Warrant Agreement, dated as of May 7, 2025, between the Company and the initial Holder (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Beyond Meat, Inc. has caused this instrument to be duly executed as of the date set forth below.

BEYOND MEAT, INC.

Date:	By:
Name:
Title:

Beyond Meat, Inc.

Warrant

This Certificate represents [___] duly issued and outstanding Warrant having an initial number of Underlying Shares as set forth on the face of this Certificate. Certain terms of the Warrants are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the of the Warrant Agreement will control.

1. Method of Payment. Cash amounts due on the Warrants represented by this Certificate will be paid in the manner set forth in Section 3(d) of the Warrant Agreement.

2. Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrant represented by this Certificate for all purposes, subject to Section 3(j) of the Warrant Agreement.

3. Transfers and Exchanges. All Warrants will be in registered form. Subject to the terms of the Warrant Agreement, the Holder of the Warrant represented by this Certificate may transfer or exchange such Warrant by presenting this Certificate to the Company and delivering any required documentation or other materials.

4. No Right of Redemption by the Company. The Company will not have the right to redeem the Warrants at its election.

5. Exercise Rights. The Warrants will be Exercisable for Exercise Consideration in the manner, and subject to the terms, set forth in Section 5 of the Warrant Agreement.

6. Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Beyond Meat, Inc.

888 N. Douglas Street, Suite 100

El Segundo, CA 90245

Attention: Chief Financial Officer

EXERCISE NOTICE

Beyond Meat, Inc.

Subject to the terms of the Warrant Agreement, by executing and delivering this Exercise Notice, the undersigned Holder of the Warrant identified below directs the Company to Exercise (check one):

☐	all of the Underlying Shares of the Warrant

☐	* Underlying Shares of the Warrant

identified by Certificate No.     .

Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant Agreement.

Please issue shares of Common Stock in the following name and, if applicable, to the following address:

Issue to (print name):

Email Address:

(Optional) Identify account within the United States to which any cash Exercise Consideration will be wired:

Bank Routing Number:

SWIFT Code:

Bank Address:

Account Number:

Account Name:

Date:
(Legal Name of Holder)

By:
Name:
Title:

*	Must be a whole number.

ASSIGNMENT FORM

Beyond Meat, Inc.

Subject to the terms of the Warrant Agreement, the undersigned Holder of the Warrant identified below assigns (check one):

☐	all of the Underlying Shares of the Warrant

☐	* Underlying Shares of the Warrant

identified by Certificate No.     , and all rights thereunder, to:

Name:

Address:

Social security or tax identification number:

and irrevocably appoints:

as agent to transfer the within Warrant on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

*	Must be a whole number.

EXHIBIT B

FORM OF RESTRICTED SECURITY LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-1

EXHIBIT C

FORM OF TRANSFER RESTRICTION LEGEND

TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

C-1

EXHIBIT D

INITIAL COMPANY WIRE INSTRUCTIONS

Bank Routing Number:	[***]
SWIFT Code:	[***]
Bank Address:	[***]

Account Number:	[***]
Account Name:	[***]

D-1

EXHIBIT E

REGISTRATION RIGHTS

Section 1. SHELF REGISTRATION.

(a) Shelf Registration Statement. Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to (i) as soon as practicable, but in no case later than forty-five calendar days after the Initial Issue Date of the initial Warrants issued pursuant to the Warrant Agreement (the “Filing Deadline”), prepare and file with the SEC an initial Registration Statement on Form S-3 (or, if the Company is not then eligible, on Form S-1) or any successor form thereto or analogous registration statement form under the Securities Act covering the resale by the Holder(s) of the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Holder(s) under Rule 415 at then prevailing market prices (and not fixed prices). The Registration Statement shall contain “Selling Stockholders” and “Plan of Distribution” sections. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the ninety (90) days following the initial filing of the Registration Statement (the “Effectiveness Deadline”). By 9:30 am on the business day following the date of effectiveness, the Company shall file with the SEC in accordance with Rule 424 under the 1933 Act the final Prospectus to be used in connection with sales pursuant to such Registration Statement. Prior to the filing of the Registration Statement with the SEC, the Company shall furnish a draft of the Registration Statement to the Holder(s) for their review and comment. The Holder(s) shall furnish comments on the Registration Statement to the Company within 24 hours of the receipt thereof from the Company. For the avoidance of doubt, the Company is making no commitment herein to facilitate any resale of Registered Securities on an underwritten basis.

(b) Sufficient Number of Shares Registered. If at any time all Registrable Securities are not covered by a Registration Statement filed pursuant to Section 1(a) for any reason, the Company shall use its commercially reasonable efforts to file with the SEC one or more additional Registration Statements so as to cover all of the Registrable Securities not covered by such initial Registration Statement, in each case as soon as practicable (taking into account any position of the staff of the SEC with respect to the date on which the Staff will permit such additional Registration Statement(s) to be filed with the SEC and the rules and regulations of the SEC). The Company shall use its commercially reasonable efforts to cause each such new Registration Statement to become effective as soon as reasonably practicable following the filling thereof with the SEC.

(1) During the Registration Period, the Company shall (i) promptly prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the Prospectus used in connection with a Registration Statement, which Prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, (ii) prepare and file with the SEC additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities;

(iii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424; (iv) respond as promptly as reasonably possible to any comments received from the SEC with respect to a Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Holder(s) true and complete copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information as to any Holder which has not executed a confidentiality agreement with the Company); and (v) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 1(b)(1)) by reason of the Company’s filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Company shall incorporate such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

(2) Reduction of Registrable Securities Included in a Registration Statement. Notwithstanding anything contained herein, in the event that the SEC requires the Company to reduce the number of Registrable Securities to be included in a Registration Statement in order to allow the Company to rely on Rule 415 with respect to a Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the Holder(s) as to the specific Registrable Securities to be removed therefrom) to the maximum number of securities as is permitted to be registered by the SEC. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its commercially reasonable efforts to file one or more New Registration Statements with the Commission in accordance with Section 1(b) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the Prospectuses contained therein are available for use by the Holder(s).

(c) [Reserved].

(d) Registration Procedures. The Company shall use its commercially reasonable efforts, for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act) and, if it becomes eligible for such status in the future, to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act). The Company shall use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as expeditiously as possible following the Initial Issue Date in accordance with this Exhibit E. Accordingly, the Company will, as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement with respect to such securities and use its commercially reasonable efforts to cause such Registration Statement promptly to become and remain effective for a period of time required for the disposition of such securities by the holders thereof; provided, however, that before filing such Registration Statement or any amendments or supplements thereto (for purposes of this subsection, amendments and supplements shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act), the Company shall furnish the Holder(s) copies of all documents proposed to be filed, which documents will be subject to the review of such counsel. The Company shall not be deemed to have used its commercially reasonable efforts to keep a Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders of such Registrable Securities not being able to sell such Registrable Securities during that period, unless such action is required under applicable law, and in any event, subject to the provisions of Section 5 below;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering;

(iii) furnish to such selling Holder(s) such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto, and of any summary prospectus or other prospectus, including any preliminary prospectus, in conformity with the requirements of the Securities Act in order to facilitate the public sale or other disposition of such Registrable Securities;

(iv) use its commercially reasonable efforts to register or qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States as each Holder of such securities shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Agreement (including this Exhibit E) be obligated to do so; and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Holder submit any Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction unless such Holder agrees to do so;

(v) [Reserved];

(vi) [Reserved];

(vii) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to the Holders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) earnings statements satisfying the provisions of Section 11(a) of the Securities Act, (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said twelve-month periods;

(viii) use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

(ix) notify the Holder(s) at any time when a prospectus relating to Registrable Securities is required to be delivered under the Securities Act because of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(x) give notice to the Holders:

(1) when such Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein, or for additional information, except for amendments or supplements or additional information required to be delivered pursuant to the Exchange Act;

(3) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose;

(4) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) of the happening of any event that requires the Company to make changes in such Registration Statement or the prospectus in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made);

(xi) use its reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of such Registration Statement at the earliest possible time;)

(xii) upon the occurrence of any event contemplated by this Agreement (including this Exhibit E), promptly prepare a post-effective amendment to such Registration Statement, if necessary, or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4 of this Exhibit E to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then each Holder shall suspend use of such prospectus and use their reasonable efforts to return to the Company all copies of such prospectus other than permanent file copies then in the Holder’s possession, and the period of effectiveness of such Registration Statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holder(s) shall have received such amended or supplemented prospectus pursuant to this Section 4 of this Exhibit;

(xiii) [Reserved];

(xiv) use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical Certificates or physical certificates evidencing the Underlying Shares into book-entry form in accordance with any procedures reasonably requested by the Holder(s); and

(xv) if requested by Holder(s) of a majority of the Registrable Securities being registered and/or sold in connection therewith, promptly include in a prospectus supplement or amendment such information as the Holder(s) of a majority of the Registrable Securities being registered and/or sold in connection therewith may reasonably request, in good faith, in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

To the extent permitted by the SEC rules and regulations, the parties agree that the Company may satisfy the obligations of filing a registration statement relating to Registrable Securities under this Agreement (including this Exhibit E) by filing any prospectus supplement to its existing effective registration statement.

It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement (including this Exhibit E) in respect of the securities which are to be registered at the request of any Holder, that such Holder shall furnish to the Company such information regarding the securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

Section 2. EXPENSES OF REGISTRATION.

(a) Generally. All expenses incurred in connection with each registration pursuant to Section 1 or Section 3 of this Exhibit E, excluding underwriters’ discounts and commissions, but including all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, fees of FINRA or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws and fees and disbursements of counsel for the Company, shall be paid by the Company, except that the Holder(s) shall bear and pay the (i) underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement and (ii) any fees and expenses incurred in respect of counsel or other advisors to the Holder(s).

Section 3. [RESERVED].

(a)

Section 4. BLACKOUT PERIODS. The Company shall have the right to delay the filing or effectiveness of a Registration Statement required pursuant to Section 1 or Section 3 of this Exhibit E during no more than two periods aggregating to not more than 90 days in any twelve-month period (a “Blackout Period”) in the event that (i) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by Law to be publicly disclosed and (ii) in the judgment of the Board, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (not in the ordinary course of business), corporate reorganization or other similar transaction involving the Company; provided, however, that the Company shall delay during such Blackout Period the filing or effectiveness of any Registration Statement required pursuant to the registration rights of the holders of any securities of the Company; provided, further, that the Company will not exercise its right to delay unless at the time of such delay the Company concurrently exercises similar black-out rights against holders of securities with similar rights as the Holder(s). The Company shall promptly give the Holder(s) written notice of such determination containing a general statement of the reasons for such postponement and an approximation of the anticipated duration of the delay. The Company shall have no obligation to include in any such notice any reference to or description of the facts based upon which the Company is delivering such notice.

Section 5. INDEMNIFICATION AND CONTRIBUTION.

(a) Indemnification.

(i) The Company shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each Person who participates in the offering of such Registrable Securities, and each Person, if any, who controls such Holder or participating Person within the meaning of the Securities Act, against any losses, claims, damages, liabilities, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (hereinafter, a “Loss”) to which they may become subject under the Securities Act or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto and any information contained in a form of prospectus or prospectus supplement that is deemed to be a part of a Registration Statement pursuant to Rule 430B under the Securities Act) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, such participating Person or controlling Person for any legal and other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one firm of legal counsel for all of them unless there is an actual conflict of interest between any Indemnified Parties, which Indemnified Parties may be represented by separate counsel) in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 5(a) of this Exhibit E shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company; provided, further, that the Company shall not be liable to any Holder, such Holder’s directors and officers, participating Person or controlling Person in any such case for any such Loss to the extent that it arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or such Holder’s directors and officers, participating Person or controlling Person.

(ii) Each Holder requesting or joining in a registration, severally and not jointly, shall indemnify and hold harmless the Company, each of its directors and officers, and each Person who participates in the offering of such Registrable Securities, including agents and underwriters (as defined in the Securities Act), and each other Person, if any, who controls the Company within the meaning of the Securities Act against any Losses to they may become subject, under the Securities Act or otherwise, insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto and any information contained in a form of prospectus or prospectus supplement that is deemed to be a part of a Registration Statement pursuant to Rule 430B under the Securities Act) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reasonable reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal and other expenses reasonably incurred by the Company or any such director, officer, controlling Person or agent(but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any Indemnified Parties, which Indemnified Parties may be represented by separate counsel) in connection with investigating or defending any such Loss; provided, however, that the indemnity agreement contained in this Section 5(a) of this Exhibit E shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and provided, further, that the liability of each Holder hereunder shall be limited to the aggregate proceeds received by such Holder in connection with any such registration under the Securities Act.

(b) Contribution.

(i) If the indemnification provided for in Section 5(a) of this Exhibit E from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal and other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this Section 5(b) of this Exhibit E is not permitted by applicable Law, the parties shall contribute based upon the relevant benefits received by the Company from the initial offering of the securities, on the one hand, and the net proceeds received by the Holder(s) from the sale of securities, on the other hand.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(b) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) Notice of Indemnification. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any Action or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless and to the extent such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such Action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such Action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such Action, or (iii) the named parties to any such Action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld and no Indemnifying Party shall be liable for the fees and expenses of more than one counsel.

(d) Survival. The agreements contained in this Section 5 of this Exhibit E shall survive the termination of this Exhibit E, the transfer of the Registrable Securities by any Holder and sale of all the Registrable Securities pursuant to any Registration Statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or such director, officer or participating or controlling Person.

Section 6. TERMINATION.

The terms of this Exhibit E shall cease to apply and Exhibit E shall have no further force or effect following the earlier of (i) date that is 6 years from the date of the Initial Issue Date of the initial Warrants and (ii) as to any Holder, the date that such Holder ceases to own, or have the right to exercise Warrants, for Registrable Securities.

SCHEDULE A

INITIAL HOLDER OF THE WARRANTS

Name of Registered Holder
Unprocessed Foods, LLC

SA-1